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                                                                  Exhibit: 9.1FT



                                VOTING AGREEMENT

      THIS AGREEMENT is made as of the December 3, 1998 by the undersigned shareholders (the "Shareholders") of Futech Interactive Products, Inc., an Arizona corporation ("Futech"), for the benefit of F. Keith Withycombe and Patricia A. Withycombe, husband and wife ("Withycombe").

                                R E C I T A L S:

      A. Futech and Withycombe entered into a Subordination, Priority and Security Agreement, dated December 3, 1998, wherein, among other things, Futech agreed to indemnify Withycombe against obligations under a Guaranty, dated December 3, 1998 (the "Guaranty") in favor of Bank of America ("Lender").

      B. The Subordination, Priority and Security Agreement requires Futech to deliver to Withycombe this Voting Agreement.

      C. The Shareholders are willing to execute this Agreement in favor of Withycombe in connection with Withycombe undertaking the obligations set out in the Guaranty.

                                     TERMS:

      1. So long as there are outstanding any obligations guaranteed by Withycombe in the Guaranty, the Shareholders agree to vote their shares of stock of Futech for Keith Withycombe as a member of the Board of Directors of Futech.

      DATED the date first hereinabove written.

                                  SHAREHOLDERS:


                                        /s/ Vincent W. Goett
                                        ---------------------------------------
                                        Vincent W. Goett


                                        /s/ Melissa Anne Turner Goett
                                        ---------------------------------------
                                        Melissa Anne Turner Goett